Exhibit 10.4
J. Thomas Wilson
720 Emerson Street
Denver, CO 80218

Re:	Consulting Agreement
Dear Tom:
     I am pleased to confirm our mutual agreement (“Agreement”) regarding your retention as a consultant to Magellan Petroleum Corporation, a Delaware corporation and its wholly-owned subsidiaries (collectively, the “Company”) to provide consulting services to the Company on the following terms:
     1. Term. This Agreement shall commence on July 8, 2009 (the “Effective Date”) and run for a period of three years, ending on July 8, 2012, unless earlier terminated by the parties under Section 9 hereof (the “Term”). This Agreement may be renewed or extended for any period as may be agreed by the parties.
     2. Consulting Services; Other Consulting Services or Employment.
     (a) The Company hereby retains you to render consulting services to the Company on the terms and subject to the conditions of this Agreement. During the Term, you shall perform your duties efficiently and to the best of your ability and at such locations as may be reasonably necessary or appropriate to fulfill your duties and responsibilities hereunder.
     (b) You shall not be required to follow any formal schedule of duties or assignments and will be responsible for managing your own time.
     (c) Subject to the restrictions of Sections 5 and 6 hereof, it is understood that you will engage in other business activities and employment during the Term (including the performance of consulting services for third parties concurrently with your performance of the duties hereunder), provided such activities and/or employment do not unreasonably conflict with the performance of your duties to the Company hereunder.
     (d) You represent and warrant to the Company that you are under no contractual or other restrictions or obligations which are inconsistent with the execution of this Agreement, or which will interfere with the performance of your duties hereunder. You also represent and warrant that your execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which you performs services concurrently with those performed for the Company hereunder.
3. Duties and Responsibilities.
     (a) During the Term, you will provide your management and geologic expertise and experience in support of the principal activities of the Company and its senior management. You shall make yourself available on an “as needed” non-substantial periodic basis, with consideration given to reasonable advance notice to you to the extent practicable of the times such services are needed and given to your other activities and responsibilities. You shall perform such duties and have such responsibilities as may be mutually agreed from time-to-time. In addition, you agree to provide a brief written report of your consulting services whenever I shall request such a report.
     (b) Subject to the foregoing, you shall also be available to support “special projects” of the Company and to devote substantial amounts of time to such special projects. The Company will determine with you on a mutually agreed basis what assignments shall be considered to involve “special projects” for purposes of this Agreement.
     (c) Upon your election to the Board of Directors, you shall perform the duties required of a director of the Company, for which you shall receive compensation to the same extent as other non-employee members of the Board.
     4. Compensation; Expenses.
     (a) Other than reimbursement of your reasonable out-of-pocket expenses in rendering such services, you shall not receive cash compensation for your non-substantial periodic services. In the event that the Company requests that you perform substantial services devoted to special projects, you shall receive cash compensation of one thousand dollars ($1,000) per day (to be pro-rated for work performed for less than a day), which amounts shall be aggregated on a monthly basis and payable within fifteen (15) days after the end of each successive month following the Effective Date of this Agreement.
     (b) On February 2, 2009, you were granted two non-qualified stock options (the “Stock Options”) under the Company’s 1998 Stock Incentive Plan, which Stock Options entitle you to purchase an aggregate of three hundred and eighty-seven thousand five hundred (387,500) shares of Common Stock of the Company. The Stock Options are evidenced by two non-qualified stock option award agreements entered into as of the date hereof.
     (c) The Company shall reimburse you for your normal and customary out-of-pocket expenses (such as lodging, meals, travel and transportation costs to and from the Company’s offices including its offices in Brisbane, Australia or other Australian locations) in connection with your provision of services under this Agreement, provided that any such expenses which in the aggregate would exceed $1,000 shall require the Company’s prior approval. The Company shall promptly reimburse you for your lodging expenses, but shall have the option of providing mutually acceptable Company-leased lodging to you at Company’s sole costs and expense. All reimbursements shall be made by the Company promptly, but not later than twenty (20) days after the Company has received from you an acceptable expense report and request for reimbursement.
     (d) In your performance of services hereunder, you shall keep such records as the Company may reasonably require. Compensation for services under Section 4(a) above shall be gross payments, and the Company shall provide you with related information for tax purposes annually within the time provided by law for any calendar year coming within the term of this Agreement.
     (e) You shall be responsible for all income, sales or other taxes of any nature whatsoever pertaining to your compensation under this Agreement. The Company shall not have any liability whatsoever for withholding, collection or payment of income taxes or for taxes of any other nature on your behalf.
     5. Confidentiality.
     (a) In your position as a consultant to the Company, you acknowledge that you will be exposed to confidential or proprietary information and trade secrets (“Proprietary Information”) pertaining to, or arising from, the business of the Company, that such Proprietary Information is unique and valuable to the business of the Company and that the Company would suffer irreparable injury if this information were divulged to those in competition with the Company. Therefore, you agree to keep in strict secrecy and confidence, both during and after the Term, any and all Proprietary Information which you acquire, or to which you have access, during the Term, that has not been publicly disclosed by the Company or that is not a matter of common knowledge by the Company’s competitors, except as required by law.
     (b) Except with prior written approval of the Company, you will neither, directly or indirectly, disclose any Proprietary Information to any person except authorized personnel of the Company nor use Proprietary Information in any way other than in the course of your duties under this Agreement. Upon termination of this Agreement, you will, upon the Company’s request, promptly return to the Company all documents, records or other memorializations including copies of documents and any notices which you have prepared, that contain Proprietary Information or relate to the Company’s business, that are in your possession or under your control.
     6. Non-Competition; Non-Solicitation. You hereby agree that, during the Term of this Agreement and for a period of one (1) calendar year after the termination of your service to the Company hereunder, for any reason whatsoever, you shall not, and shall not permit any entity or business enterprise of which you are an executive, agent, officer, promoter, director, shareholder, partner, trustee or consultant to, directly or indirectly:
     (a) engage in, enter into or participate in any business or commercial activity within the geographic areas in which the business of the Company is conducted which does or is reasonably likely to compete with or adversely affect any of the oil and gas exploration and development businesses of the Company as conducted in such geographic areas during the Term of this Agreement, it being understood that the discrete geographic areas shall be identified by the energy resource basins involved, not the country or political subdivision, and shall cover only those areas where the Company or its subsidiaries (i) own or otherwise hold oil, gas or other mineral resources or assets; (ii) are otherwise actively engaged in the business of extracting and selling oil, gas or other mineral resources or assets, or (iii) have definitive plans for (i) or (ii) within the twelve (12) months following the date of your termination of service to the Company.
     (b) solicit or accept business from, or otherwise interfere with the business relationships (whether formed heretofore or hereafter) between the Company and, any of its customers or suppliers, which actions could directly or indirectly divert business from or adversely affect the business of the Company; or
     (c) solicit (or attempt to solicit) or encourage to leave the employment of the Company or employ in any capacity or retain as a consultant any person who was employed or retained in any capacity, including without limitation as a consultant, by the Company during the term of the Consultant’s employment with the Company.
     7. Right to Injunctive Relief. You acknowledge that in the event of a breach of this Agreement, the Company will be irreparably and immediately harmed and could not be made whole by monetary damages alone, and that in addition to any other remedy to which the Company might be entitled, the Company shall be entitled to injunctive relief to prevent breaches of this Agreement. To the extent permissible by law, you hereby waive any requirement that the Company post a bond in order to secure an injunction. No failure or delay by the Company to enforce its rights under this Agreement shall be deemed a waiver of any of those rights.
     8. Independent Contractor; Code of Conduct. In the performance of your consulting services under this Agreement, you shall at all times be acting and performing as an independent contractor and not as an employee of the Company. It is specifically understood that the Company shall not, with respect to the consulting services to be rendered by you, exercise such control over you as is contrary to its relationship with you as an independent contractor. During the Term hereof, you shall adhere to the requirements of the Company’s Standards of Conduct (as of August 2004).
     9. Termination.
     (a) The Company may terminate this Agreement immediately upon notice to you upon the occurrence of any of the following:
     (i) your commission of any deliberate and premeditated act involving moral turpitude, regardless of whether such crime is related to your duties under this Agreement;
     (ii) your conviction, or the entry of a plea of nolo contendere by you, of a felony;
     (iii) your continued failure or refusal to perform consulting services hereunder when and as reasonably requested by the Company which is not cured within ten (10) business days after written notice from the Company to you describing the failure, or your gross negligence in connection with the performance of such services;
     (iv) your breach of any provision of this Agreement, which is not cured within ten (10) business days after written notice from the Company to you describing the breach; or

     (v) upon your death or disability.
     (b) For purposes of Section 9(a)(v) hereof, the term “disability” shall mean your incapacity that prevents you from performing your duties hereunder with or without reasonable accommodation for a period in excess of two hundred forty (240) days (whether or not consecutive), or one hundred eighty (180) days consecutively, as the case may be, during any twelve (12) month period.
     (c) Upon mutual agreement of the parties, you may terminate this Agreement due to disability or other illness which make it impossible for you to continue.
     (d) Upon termination of this Agreement, the parties shall be relieved of any further obligations hereunder except for the obligations set forth in Sections 5 and 6 hereof and any then-outstanding payment obligations of the Company for services rendered by you prior to termination of this Agreement.
     10. Securities Laws. You hereby acknowledge that you are aware of the restrictions imposed by U.S. and Australian securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. You hereby confirm that you will take any action reasonably necessary to prevent the use of any information about the Company in any way that might violate any applicable securities laws or regulations.
     11. Governing Law. The validity and interpretation of this Agreement shall be governed by the law of the State of Delaware applicable to agreements made and to be fully performed therein without regard to the conflicts of law principles of such state.
     12. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. Except as otherwise provided herein, your rights and obligations hereunder may not be assigned or alienated and any attempt to do so by you will be void.
     13. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail return receipt requested, postage prepaid, addressed as follows:
If to the Consultant
J. Thomas Wilson
720 Emerson Street
Denver, CO 80218
If to the Company:
Magellan Petroleum Corporation
2 Thurston Lane

Falmouth, Maine 04105
Attention: William H. Hastings, President and CEO
     or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     14. Miscellaneous. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. You represent that you are free to enter into this Agreement that you have not made and will not make any agreement in conflict with this Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto. This Agreement states the entire understanding of the parties with respect to its subject matter and may be amended only by a writing signed by both parties. Any waiver of any of the rights of a party may only be made in a writing signed by the party waiving its rights.
* * * * * *
     If the foregoing correctly sets forth our agreement, I would appreciate your signing the enclosed copy of this letter in the space provide and returning it to me.

Very truly yours,

MAGELLAN PETROLEUM CORPORATION

By:	/s/ William H. Hastings Name: William H. Hastings Title: President and CEO
Confirmed and agreed to
this 9th day of July 2009

/s/ J. Thomas Wilson J. Thomas Wilson

cc:	Walter McCann
Edward B. Whittemore